Exhibit 99.1

Pier 1 Imports, Inc. Reports Second Quarter Financial Results

FORT WORTH, Texas--(BUSINESS WIRE)--September 16, 2010--Pier 1 Imports, Inc. (NYSE:PIR) today reported financial results for the second quarter ended August 28, 2010.

Second Quarter Highlights

  Comparable store sales growth of 11.2% versus last year’s decline of 7.6%
  Merchandise margins were 58.3% of sales compared to 52.0% last year
  Gross profit improved to 36.9% of sales compared to 28.5% last year
  Operating income of $15.2 million compared to an operating loss of $15.3 million last year
  Net income of $14.4 million or $0.12 per share
  Strong balance sheet, ending the quarter with $187.6 million of cash

Returning to Profitability

Alex W. Smith, President and Chief Executive Officer said, “We are happy to report net income for our fourth consecutive quarter and second quarter operating income for the first time in six years. Our return to profitability and beyond is firmly on track – we are all extremely upbeat about short and long-term prospects for our Company. We look forward to discussing our results and talking about the balance of the year in more detail later this morning on our conference call.”

Second Quarter Results

The Company reported net income of $14.4 million, or $0.12 per share, for the second quarter, compared to a loss of $15.8 million, or $0.17 per share, for the same period last year. Total sales for the second quarter were $309.9 million, an 8.1% increase from $286.7 million in the year-ago quarter. Comparable store sales during the quarter increased 11.2% compared to a comparable store sales decline of 7.6% last year.

Merchandise margins for the quarter were $180.7 million, or 58.3% of sales, compared to $149.1 million, or 52.0% of sales, in the same period last year. The 630 basis point improvement in merchandise margins continues to be positively impacted by decreased clearance activity, reduced vendor and supply chain costs and well managed inventory levels. Store occupancy costs were $66.3 million for the quarter compared to $67.5 million last year. The decline was primarily the result of negotiated rental reductions with our landlords in addition to a lower overall store count, offset slightly by an increase in utility costs. Gross profit for the quarter, which is calculated by deducting store occupancy costs from merchandise margin dollars, improved to $114.5 million, or 36.9% as a percentage of sales, from $81.6 million, or 28.5% of sales, in the second quarter of last year.

Second quarter selling, general and administrative expenses were well-controlled and totaled $94.3 million compared to $91.0 million in the year-ago quarter. SG&A expenses consisted primarily of $10.1 million in marketing, $70.5 million in payroll, and $13.4 million in other G&A costs. Selling, general and administrative expenses for the quarter included $0.3 million in other charges related to lease termination costs compared to last year’s other charges of $3.5 million primarily for lease termination costs.

The following table details the breakdown of fixed and variable costs included in selling, general, and administrative expenses for the second quarter as compared to the same period last year.

	Three months ended
	August 28, 2010		August 29, 2009		Increase
	Expense	% Sales	Expense	% Sales	(Decrease)
($ in millions)
Store payroll	$52.1	16.8%	$48.6	17.0%	$3.5
Marketing	10.1	3.3%	9.4	3.3%	0.7
Store supplies, services and other	5.2	1.7%	7.4	2.6%	(2.2)
Variable costs	67.4	21.8%	65.4	22.8%	2.0

Administrative payroll	18.4	5.9%	16.5	5.7%	1.9
Other relatively fixed expenses	8.2	2.6%	5.6	2.0%	2.5
Relatively fixed costs	26.6	8.5%	22.1	7.7%	4.5

Subtotal	94.0	30.3%	87.5	30.5%	6.5

Lease termination costs and
other	0.3	0.1%	3.5	1.2%	(3.2)
Other charges	0.3	0.1%	3.5	1.2%	(3.2)

	$94.3	30.4%	$91.0	31.8%	$3.3

Operating income for the quarter was $15.2 million, a $30.5 million improvement from the $15.3 million loss reported for the same period last year. The increases in sales and merchandise margins coupled with well-controlled expenses resulted in the overall improvement in operating income.

Year-to-Date Results

For the year-to-date period ended August 28, 2010, the Company reported net income of $22.1 million, or $0.19 per share, versus net income of $13.5 million, or $0.15 per share, for the same period last year, which included a $49.7 million gain on the repurchase of debt and a $10.0 million litigation recovery. Total sales for the first six months increased 8.5% to $616.1 million from $567.8 million in the year-ago period. Comparable store sales for the first six months increased 12.7% compared to a comparable store sales decline of 7.5% in the year-ago period.

Merchandise margins for the first six months were 58.5% of sales compared to 53.1% of sales in the same period last year. Store occupancy costs were $131.5 million, or 21.3% as a percentage of sales, compared to $135.0 million, or 23.8% of sales, last year. Gross profit as a percentage of sales for the first six months was 37.1% compared to 29.3% last year.

Year-to-date selling, general and administrative expenses were $195.4 million compared to $196.6 million in the year-ago period. SG&A expenses consisted primarily of $23.7 million in marketing, $140.2 million in payroll, and $31.8 million in other G&A costs. Selling, general and administrative expenses included $1.4 million in other charges for lease termination costs and other, offset by a gain of $1.7 million primarily resulting from the Company’s sale during the first quarter this year of its distribution center near Chicago, compared to $10.5 million in other charges primarily related to lease termination costs during the same period last year.

The following table details the breakdown of fixed and variable costs included in selling, general, and administrative expenses for the first six months of the year as compared to the same period last year.

	Six months ended
	August 28, 2010		August 29, 2009		Increase
	Expense	% Sales	Expense	% Sales	(Decrease)
($ in millions)
Store payroll	$103.0	16.7%	$99.4	17.5%	$3.6
Marketing	23.7	3.8%	22.5	4.0%	1.2
Store supplies, services and other	12.4	2.1%	14.4	2.5%	(2.0)
Variable costs	139.1	22.6%	136.3	24.0%	2.8

Administrative payroll	37.2	6.0%	34.7	6.1%	2.5
Other relatively fixed expenses	19.4	3.2%	15.1	2.7%	4.3
Relatively fixed costs	56.6	9.2%	49.8	8.8%	6.8

Subtotal	195.7	31.8%	186.1	32.8%	9.6

Lease termination costs and
other	1.4	0.2%	10.5	1.8%	(9.1)
Gain on sale of Chicago DC	(1.7)	-0.3%	-	0.0%	(1.7)
Other charges	(0.3)	-0.1%	10.5	1.8%	(10.8)

	$195.4	31.7%	$196.6	34.6%	$(1.2)

Operating income for the first six months of the year was $23.5 million, a $65.5 million improvement from the $42.0 million loss reported for the same period last year. The increases in sales and merchandise margins coupled with well-controlled expenses resulted in the overall improvement in operating income.

Balance Sheet and Liquidity

During the second quarter, inventory levels were in line with management's plans as the Company began its seasonal build of merchandise approximately a month earlier this year in preparation for the fall and holiday selling season. At the end of the second quarter, inventory was $352.0 million, which included $72.1 million of in-transit inventory, compared to $336.3 million, which included $55.4 million of in-transit inventory, at the end of the second quarter last year. Management continues to strategically manage its inventory purchases and monitor its inventory levels to keep in line with consumer demand.

Cash and cash equivalents at the end of the quarter were $187.6 million, a $79.1 million increase over the same period last year. The Company has generated $8.5 million of cash from operations. In addition to available cash balances, the Company’s calculated borrowing base on its secured credit facility was $279.0 million and, after excluding the required availability of $30.0 million and $62.0 million in outstanding letters of credit and bankers’ acceptances, $187.0 million was available for use by the Company for working capital purposes. The Company did not utilize its secured credit facility during the second quarter for any purpose other than its customary letter of credit needs, which have continued to decline from last year. Including cash and available credit, the Company had total liquidity of $374.6 million as of the end of the second quarter. Management expects to continue to strategically manage merchandise purchases, expenses and capital expenditures throughout the fiscal year.

Total debt at the end of the second quarter, including the current portion, was $26.0 million and was comprised of $9.5 million of industrial revenue bonds and $16.5 million of 6.375% convertible notes, net of discounts. The Company anticipates that the 6.375% notes will be repaid on or before February 15, 2011. During the second quarter, the Company repaid $9.5 million of industrial revenue bonds related to the Chicago distribution center with the proceeds received from the sale of the distribution center in the first quarter this year.

Conference Call Information

The Company will host a conference call concerning second quarter results at 10:00 a.m. Central Time today. Investors will be able to connect to the call through the Company’s website at www.pier1.com. The conference call can be accessed by linking through to the “Investor Relations” page to the “Events” page, or you can listen to the conference call by calling 1-800-498-7872, or if international, 1-706-643-0435. The conference ID number is 94580046.

A replay will be available after 12:00 p.m. (Central Time) for a 24 hour period and the replay can be accessed by calling 1-800-642-1687, or if international, 1-706-645-9291 using the conference ID number 94580046.

Financial Disclosure Advisory

Management’s expectations and assumptions regarding future results are subject to risks, uncertainties and other factors that could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements included in this press release. Any forward-looking projections or statements should be considered in conjunction with the cautionary statements and risks contained in the Company’s Annual Report on Form 10-K. Refer to the Company’s most recent SEC filings for any updates concerning these and other risks and uncertainties that may affect the Company’s operations and performance. The Company assumes no obligation to update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied will not be realized.

Pier 1 Imports, Inc. is the original global importer of imported decorative home furnishings and gifts. Information about the Company is available on www.pier1.com.

Pier 1 Imports, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands except per share amounts)
(unaudited)

	Three Months Ended		Six Months Ended
	August 28,	August 29,	August 28,	August 29,
	2010	2009	2010	2009

Net sales	$309,869	$286,674	$616,128	$567,803

Operating costs and expenses:
Cost of sales (including buying and store
occupancy costs)	195,418	205,085	387,280	401,401
Selling, general and administrative expenses	94,341	91,041	195,393	196,598
Depreciation and amortization	4,908	5,852	9,987	11,812
	294,667	301,978	592,660	609,811

Operating income (loss)	15,202	(15,304)	23,468	(42,008)

Nonoperating (income) and expenses:
Interest and investment income	(407)	(429)	(755)	(956)
Interest expense	1,650	3,008	3,092	5,945
Gain on retirement of debt	-	(1,822)	-	(49,654)
Other income	(625)	(442)	(1,313)	(10,851)
	618	315	1,024	(55,516)

Income (loss) before income taxes	14,584	(15,619)	22,444	13,508
Income tax provision (benefit)	200	161	390	(26)

Net income (loss)	$14,384	($15,780)	$22,054	$13,534

Earnings (loss) per share:
Basic	$0.12	($0.17)	$0.19	$0.15

Diluted	$0.12	($0.17)	$0.19	$0.15

Average shares outstanding during period:
Basic	116,414	91,450	116,305	91,281

Diluted	116,923	91,450	117,004	91,281

Pier 1 Imports, Inc.

CONSOLIDATED BALANCE SHEETS
(in thousands except share amounts)
(unaudited)

	August 28,	February 27,	August 29,
	2010	2010	2009
ASSETS

Current assets:
Cash and cash equivalents, including temporary investments
of $146,876, $176,503 and $94,362, respectively	$187,611	$187,912	$108,539
Accounts receivable, net	16,226	14,701	15,922
Inventories	352,036	313,496	336,298
Income tax receivable	527	561	2,430
Prepaid expenses and other current assets	21,838	37,157	41,876
Total current assets	578,238	553,827	505,065

Properties, net	57,024	55,837	63,764
Other noncurrent assets	33,024	33,310	37,704
	$668,286	$642,974	$606,533

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$85,380	$65,344	$105,854
Current portion long-term debt	16,506	16,435	-
Gift cards and other deferred revenue	41,986	44,356	42,771
Accrued income taxes payable	1,907	4,967	4,494
Other accrued liabilities	101,900	106,073	101,560
Total current liabilities	247,679	237,175	254,679

Long-term debt	9,500	19,000	84,445
Other noncurrent liabilities	80,666	83,665	99,671

Shareholders' equity:
Common stock, $0.001 par, 500,000,000 shares authorized,
125,232,000, 125,232,000 and 100,779,000 issued, respectively	125	125	101
Paid-in capital	243,965	264,477	207,576
Retained earnings	215,742	193,688	120,375
Cumulative other comprehensive income (loss)	(421)	(699)	63
Less -- 8,079,000, 9,645,000 and 10,015,000
common shares in treasury, at cost, respectively	(128,970)	(154,457)	(160,377)
	330,441	303,134	167,738
	$668,286	$642,974	$606,533

Pier 1 Imports, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Six Months Ended
	August 28,	August 29,
	2010	2009

Cash flow from operating activities:
Net income	$22,054	$13,534
Adjustments to reconcile to net cash provided by (used in)
operating activities:
Depreciation and amortization	15,996	16,783
(Gain) loss on disposal of fixed assets	(1,683)	156
Stock-based compensation expense	2,609	2,216
Deferred compensation	2,003	2,053
Lease termination expense	637	6,818
Amortization of deferred gains	(3,788)	(3,984)
Gain on retirement of convertible bonds	-	(49,654)
Other	1,446	2,330
Changes in cash from:
Inventories	(38,540)	(19,967)
Accounts receivable, prepaid expenses
and other current assets	(515)	7,187
Income tax receivable	34	(281)
Accounts payable and accrued expenses	11,499	13,481
Accrued income taxes payable	(3,060)	60
Defined benefit plan liabilities	(59)	(1,725)
Other noncurrent assets	(75)	(299)
Other noncurrent liabilities	(32)	(18)
Net cash provided by (used in) operating activities	8,526	(11,310)

Cash flow from investing activities:
Capital expenditures	(12,286)	(1,210)
Proceeds from disposition of properties	10,591	714
Proceeds from sale of restricted investments	786	3,440
Purchase of restricted investments	(784)	(3,200)
Net cash used in investing activities	(1,693)	(256)

Cash flow from financing activities:
Proceeds from stock options exercised,
stock purchase plan and other, net	2,366	308
Repayment of long-term debt	(9,500)	-
Retirement of convertible bonds	-	(31,593)
Debt issuance costs	-	(4,408)
Net cash used in financing activities	(7,134)	(35,693)

Change in cash and cash equivalents	(301)	(47,259)

Cash and cash equivalents at beginning of period	187,912	155,798
Cash and cash equivalents at end of period	$187,611	$108,539

CONTACT:
Pier 1 Imports, Inc.
Cary Turner, 817-252-8400